UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Julsrud, Christopher K.

   100 North Riverside Plaza
   Chicago, IL  60606
   USA
2. Issuer Name and Ticker or Trading Symbol
   Morton International, Inc.  (MII)

3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   06/30/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Human Resources
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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                             |      |    |                  |   |           |5,762 (1)          |D     |                           |
            Common Stock     |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |3,706 (2)          |I     |401(k) Plan                |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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     Stock Option (right|$9.26   |5/1/9|A   |5,465      |A  |6/26/|6/23/|Common Stock|5,465  |       |5,465       |D  |            |
 to buy) (3)            |        |7    |    |           |   |89   |98   |            |       |       |            |   |            |
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                "       |$10.26  |5/1/9|A   |4,707      |A  |7/19/|7/16/|"           |4,707  |       |4,707       |D  |            |
                "       |        |7    |    |           |   |90   |99   |  "         |       |       |            |   |            |
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                "       |$11.01  |5/1/9|A   |8,630      |A  |7/01/|6/28/|"           |8,630  |       |8,630       |D  |            |
                "       |        |7    |    |           |   |91   |00   |  "         |       |       |            |   |            |
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                "       |$13.83  |5/1/9|A   |7,846      |A  |6/29/|6/27/|"           |7,846  |       |7,846       |D  |            |
                "       |        |7    |    |           |   |92   |01   |  "         |       |       |            |   |            |
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                "       |$13.54  |5/1/9|A   |6,473      |A  |6/25/|6/24/|"           |6,473  |       |6,473       |D  |            |
                "       |        |7    |    |           |   |93   |02   |  "         |       |       |            |   |            |
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                "       |$21.63  |5/1/9|A   |5,296      |A  |8/29/|8/26/|"           |5,296  |       |5,296       |D  |            |
                "       |        |7    |    |           |   |94   |03   |  "         |       |       |            |   |            |
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                "       |$22.66  |5/1/9|A   |5,296      |A  |8/28/|8/25/|"           |5,296  |       |5,296       |D  |            |
                "       |        |7    |    |           |   |95   |04   |  "         |       |       |            |   |            |
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                "       |$24.47  |5/1/9|A   |9,153      |A  |8/26/|8/24/|"           |9,153  |       |9,153       |D  |            |
                "       |        |7    |    |           |   |96   |05   |  "         |       |       |            |   |            |
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                "       |$29.01  |5/1/9|A   |11,769     |A  |8/25/|8/22/|"           |11,769 |       |11,769      |D  |            |
                "       |        |7    |    |           |   |97   |06   |  "         |       |       |            |   |            |
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Explanation of Responses:
     (1) Includes 44 shares acquired through the dividend reinvestment plan as of June 30, 1997.
     (2) Includes 206 shares acquired between July 1, 1996 and June 30, 1997 under the 401(k) plan.
     (3) All stock options in Table II consist of conversions at adjusted share amounts and prices from options in (old)
Morton International, Inc. common
stock.
SIGNATURE OF REPORTING PERSON
/s/ Christopher K. Julsrud
DATE
August 14, 1997